SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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Delphi Automotive Systems Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DELPHI AUTOMOTIVE SYSTEMS CORPORATION
5725 Delphi Drive
Troy, Michigan 48098

March 15, 2002

TO OUR STOCKHOLDERS:

Our 2002 annual meeting of stockholders will be held at the Hyatt Regency Rochester, 125 East Main Street, Rochester, New York 14604, on May 1, 2002. This is our third annual meeting since we became an independent company in 1999.

The annual meeting will begin promptly at 8:00 a.m., local time. If you plan to attend the meeting, please check the box on your proxy card indicating your intention to do so.

Please read these materials so that you will know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the enclosed postage-paid envelope or instruct us via the Internet or by telephone as to how you would like to vote your shares. By doing this, your shares will be voted as you direct even if you cannot attend the meeting. Instructions on how to vote your shares are on the proxy card enclosed with this proxy statement. Stockholders may also obtain the notice of annual meeting and the proxy statement at Delphi’s home page on the World Wide Web (www.delphi.com). Those of our stockholders who have consented to receiving these materials electronically rather than receiving paper copies in the mail will receive only a copy of the notice of annual meeting and the proxy card by mail.

J. T. Battenberg III
Chairman, Chief Executive Officer and President

Whether or not you plan to attend the meeting, please provide your proxy by using the Internet, calling the toll-free telephone number, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

Notice of Annual Meeting of Stockholders

The annual meeting of stockholders of Delphi Automotive Systems Corporation will be held at the Hyatt Regency Rochester, 125 East Main Street, Rochester, New York 14604, on Wednesday, May 1, 2002, at 8:00 a.m., local time. The purpose of the meeting is to vote on the proposals listed below and to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal 1.	The election of three directors to three-year terms on the Board of Directors. The Board has nominated for re-election Robert H. Brust, Alan S. Dawes and Donald L. Runkle, all current directors.

Proposal 2.	The ratification of Deloitte & Touche LLP as Delphi’s independent public accountants for 2002. Deloitte & Touche LLP served in this same capacity in 2001.

Proposal 3.	A stockholder proposal relating to the redemption of Delphi’s stockholder rights plan.

Proposal 4.	A stockholder proposal relating to the annual election of directors.

Proposal 5.	A stockholder proposal relating to the adoption of a code for Delphi’s international operations.

Proposal 6.	A stockholder proposal relating to confidential voting.

Proposal 7.	A stockholder proposal relating to fees paid to Delphi’s outside auditing firm.

The record date for the annual meeting is March 4, 2002. Only stockholders of record at the close of business on that date may vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

DIANE L. KAYE
Secretary

Troy, Michigan
March 15, 2002

March 15, 2002

DELPHI AUTOMOTIVE SYSTEMS CORPORATION
5725 Delphi Drive
Troy, Michigan 48098

Proxy Statement

The Delphi Board of Directors is soliciting proxies to be used at the 2002 annual meeting. You are invited to attend the annual meeting and vote your shares directly. Even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy statement and the accompanying proxy card are being distributed beginning March 15, 2002.

Who Can Vote

Stockholders of record of our common stock at the close of business on March 4, 2002 may vote at the annual meeting.

On March 4, 2002, 560,559,938 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date.

How You Can Vote

Stockholders of record can give a proxy to be voted at the meeting in any one of the following ways:

•	over the Internet,

•	over the telephone by calling the toll-free number identified on the attached proxy card, or

•	by completing and mailing the enclosed proxy card.

Stockholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

The Internet and telephone voting procedures have been set up for your convenience. These procedures are designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote by using the Internet or by telephone, please refer to the specific instructions contained in the enclosed proxy card. If you wish to vote using the enclosed proxy card, please sign and return your signed proxy to us before the annual meeting, and we will vote your shares as you direct.

Whether you vote over the Internet, by telephone or by mail, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1 on the proxy card). You can also specify whether you approve, disapprove, or abstain from the other proposals presented at the meeting. Proposals 1 and 2 will be presented at the meeting by management, and the rest may be presented by stockholders. The proposals are described in this proxy statement under the “Proposals Requiring Your Vote” section of this proxy statement.

If you do not specify on your proxy card (or when giving your proxy over the Internet or by telephone ) how you want to vote your shares, we will vote them “For” the election of all nominees for director as set forth under Proposal 1 in the section entitled “Proposals Requiring your Vote” below, “For” Proposal 2 and “Against” Proposal 3, Proposal 4, Proposal 5, Proposal 6 and Proposal 7.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised in any of three ways:

(1)	by notifying Delphi’s secretary in writing;

(2)	by submitting another proxy via the Internet, by telephone, or by mail that is received later and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.

You will not revoke a proxy merely by attending the meeting; to revoke a proxy, you must take one of the actions described above.

How to Vote Under Employee Plans

If you participate in the Delphi Personal Savings Plan for Hourly-Rate Employees in the United States, the Delphi Automotive Systems Corporation Savings-Stock Purchase Program for Salaried Employees in the United States, the ASEC Manufacturing Savings Plan, the Delphi Mechatronic Systems Savings-Stock Purchase Program, the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States, the General Motors Personal Savings Plan for Hourly-Rate Employees in the United States, the General Motors Canadian Savings-Stock Purchase Program, the Saturn Individual Savings Plan for Represented Members or the GMAC Mortgage Corporation Savings Incentive Plan, then you may be receiving these materials because of shares held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote your shares, or give those instructions over the Internet or the telephone. They will vote the shares in accordance with your instructions and the terms of the plan.

If you do not provide voting instructions for shares held for you in any of these plans, then:

•	your shares will not be voted for the following plans:

—	the Delphi Personal Savings Plan for Hourly-Rate Employees in the United States;

—	the General Motors Canadian Savings-Stock Purchase Program;

—	the General Motors Personal Savings Plan for Hourly-Rate Employees in the United States;

—	the Saturn Individual Savings Plan for Represented Members; and

—	the GMAC Mortgage Corporation Savings Incentive Plan.

•	your shares will be voted in the same ratio as the shares with respect to which the trustee is instructed for the following plans:

—	the Delphi Automotive Systems Corporation Savings-Stock Purchase Program for Salaried Employees in the United States;

—	the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States;

—	the ASEC Manufacturing Savings Plan; and

—	the Delphi Mechatronic Systems Savings-Stock Purchase Program.

In accordance with the terms of the applicable employee plan and to the extent permitted under applicable law, you are considered the “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended) of the employee plan with regard to the stock funds in which you invest and otherwise exercise control. If you participate in any of these plans or maintain other accounts under more than one name, you may receive more than one set of proxy materials. To be sure that all shares are counted, you must sign and return every proxy card you receive or, alternatively, vote all these shares by the Internet or telephone.

Required Votes

The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote generally at the annual meeting is necessary to constitute a quorum. In the election of directors, the three persons receiving the highest number of “For” votes will be elected. Stockholders may not cumulate their votes in the election of directors.

The affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote, and voting in favor of or against the matter presented, is required to approve each proposal other than the election of directors. Each share of common stock carries one vote.

Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. However, since abstentions are not votes in favor of or against any matter, they will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are also considered “shares present,” but also will not affect the outcome of any vote.

Other Matters to be Acted Upon at the Meeting

We do not know of any other matters to be presented or acted upon at the meeting, except that we have been informed that one of Delphi’s stockholders intends to submit proposals for a stockholder vote at the meeting that Delphi report (i) any directors who have philanthropic links to the company, the latest annual sum and whether they serve on the Audit Committee, (ii) directors’ attendance at the 2001 and 2002 annual stockholder meetings, (iii) whether Delphi’s auditors perform audit consulting or other consulting services and the percentage of their overall fee for each category, and that Delphi make available at the annual meeting and on the company’s website three articles that favor each stockholder proposal that won a majority vote at the 2001 annual meeting. If any of the foregoing proposals is properly brought before the meeting by the stockholder, the shares represented by proxies will be voted against it. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Where to Find Voting Results

We will publish the voting results in our Form 10-Q for the second quarter of 2002. You will also be able to find the results in the investor information section of Delphi’s home page on the World Wide Web (www.delphi.com).

Proposals Requiring Your Vote

The proposals set out below will be voted on at the meeting. We will present Proposal 1 and Proposal 2, and we expect the remaining proposals to be presented by stockholders. In accordance with SEC rules, the text of each of the stockholder proposals is printed exactly as it was submitted.

When providing your proxy, whether by the Internet, by telephone, or by mail, you will be able to designate whether your shares are voted to approve or disapprove, or to abstain from, each of the proposals.

PROPOSAL 1

Election of Directors

The first proposal on the agenda for this year’s annual meeting will be to elect three directors to serve as Class III directors for a three-year term beginning at the meeting and expiring at the 2005 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of thirteen directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class III directors are up for election at the meeting. The nominees for election are Robert H. Brust, Alan S. Dawes and Donald L. Runkle, all current Class III directors. Mr. Thomas H. Wyman, who is currently a Class III director and has been our lead director since we became an independent company, is not standing for election. The Class I and Class II directors will continue in office following the meeting. Their terms will expire in 2003 (Class I) and 2004 (Class II). For information regarding the director nominees and our other directors, see the “The Board of Directors” section of this proxy statement.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

PROPOSAL 2

Selection of Independent Public Accountants

The Audit Committee of the Board of Directors selects the independent public accountants to audit Delphi’s books of account and other corporate records. The Audit Committee’s selection of Deloitte & Touche LLP to audit Delphi’s books of account and other corporate records for 2002, which has been approved by the Board of Directors, is being submitted to you for ratification. Representatives of Deloitte & Touche LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Delphi management will present the following resolution at the meeting:

“RESOLVED: That the selection of Deloitte & Touche LLP as independent public accountants to audit the books of account and other corporate records of the Company for 2002 is ratified.”

The Board of Directors recommends a vote “For” Proposal 2. Proxies solicited by the Board of Directors will be voted “For” this Proposal 2 unless stockholders specify a different choice.

Stockholder Proposals

The following proposals, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and Proposal 7, have been made by Delphi stockholders identified below and may be presented at the meeting.

PROPOSAL 3

Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, CA 90043, on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, owner of 1,397 shares of common stock, has given notice that he intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal:

SHAREHOLDER VOTE ON POISON PILLS

PROPOSAL THAT WON MAJORITY SHAREHOLDER VOTE IN 2000 AND 2001

Shareholders request the Board of Directors redeem any poison pill previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable. This is a request to allow shareholders to vote on the company adopting or maintaining a poison pill.

John Chevedden, Delphi shareholder, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278 submit this proposal for shareholder vote on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust.

Shareholders have already passed this proposal at two annual meetings

This proposal topic is now submitted for the third shareholder vote at the 2002 shareholder meeting.

Negative Effects of Poison Pills on Shareholder Value

A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.
Source: Office of the Chief Economist, Securities and Exchange Commission, The Effect of Poison Pills on the Wealth of Target Shareholders, October 23, 1986.

Shareholder value is particularly important to Delphi shareholders after the share price dropped to an all-time low of $9.50 in the third quarter of 2001.

Institutional Investor Support for Shareholder Vote

Many institutional investors believe poison pills should be voted on by shareholders. At a minimum, many institutional investors believe that shareholders should have the right to vote on the need of such a powerful tool, which can entrench existing management.

A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. We believe the right for a shareholder vote on poison pills will avoid an unbalanced concentration of power in the directors who could restrict the rights of shareholders.

Institutional investor support is high-caliber support

Clearly this proposal topic has significant institutional support to pass at the latest 2 consecutive annual meetings given the Delphi institutional investors ownership of 70%. Institutional investor support is high-caliber support. Institutional investors have the staff, experience, resources, long-term focus, fiduciary duty and independence to thoroughly study the issues involved in this proposal topic.

Additional Support for Delphi poison pill to be subject to a shareholder vote

•	Pills adversely affect shareholder value.
Nell Minow and Robert Monks in their book,
Power and Accountability
Source: www.thecorporatelibrary.com/power from www.thecorporatelibrary.com

•	Shareholder right to vote on poison pill resolutions achieved 60% APPROVAL from shareholders in 1999.
Investor Responsibility Research Center’s Corporate Governance Bulletin, April-June 1999

•	The Council of Institutional Investors
(www.cii.org/ciicentral/policies.htm & www.cii.org) recommends shareholder approval of all poison pills in its Shareholder Bill of Rights.

The company was asked in October 2001 to advise the status of the company accomplishment to research, study and take steps to enact this shareholder proposal topic in the 5 months since it passed at the second consecutive shareholder meeting. This included any discussions or polling of the institutional investors of the company and dialog with respected independent proxy analyst/analysis firms and also relevant minutes from meetings of the board or board committee(s).

Shareholder Vote Precedent Set by Other Companies

In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

In the interest of shareholder value vote yes:

SHAREHOLDER VOTE ON POISON PILLS
YES ON 3

Delphi’s Response

The Board recommends a vote against this proposal:

Following the vote on this proposal at the 2001 Annual Meeting of Stockholders, the Board of Directors carefully considered the arguments for and against stockholder rights plans generally and Delphi’s stockholder rights plan or “poison pill” in particular. A stockholder rights plan is not intended to and will not eliminate takeover offers or the obligation of the directors to exercise their fiduciary duty in considering such offers. In the hands of an independent Board, such as Delphi’s, a stockholder rights plan is a tool that will help the Board maximize stockholder value by providing it with the flexibility and time to evaluate alternatives in the event of an unsolicited hostile takeover bid.

We believe there are dangers to stockholders in not having a rights plan, particularly to small stockholders. Without a rights plan, a corporate raider can acquire control of an undervalued company by surprise, with no need to negotiate with the Board. The unsolicited bidder, acting out of self-interest and a desire to buy the company for as low a price as possible, would not need to negotiate with anyone, and thus could take control without having to pay the existing stockholders a control premium. With a rights plan, your Board can force a negotiation, and potentially extract a higher share price from the raider, or attempt to obtain a superior bid. A rights plan allows your Board to evaluate offers, investigate alternatives, and take the necessary steps to maximize stockholder value. Stockholder rights plans do not prevent or inhibit legitimate takeover offers, but will allow the Board to discourage offers that are inadequate or insufficiently funded or that do not treat all stockholders equally.

In addition, Delphi is one of very few companies that have adopted a Three-Year Independent Director Evaluation (“TIDE”) of its Stockholder Rights Plan. The TIDE requires Delphi’s Corporate Governance and Public Issues Committee (“Corporate Governance Committee”) to review Delphi’s Stockholder Rights Plan to determine whether it continues to be in the best interest of Delphi and its stockholders. The review is to occur whenever the Committee deems appropriate, but at least every three years. The Committee can use the assistance of legal counsel and other advisors in conducting the review and is free to consider any factors it deems relevant. Upon completion of the review, the Committee reports back its conclusions to the full Board of Directors including any recommendation as to whether the rights plan should be modified or whether the rights issued under the rights plan should be redeemed. All of the members of the Corporate Governance Committee are outside directors. Only three of Delphi’s thirteen directors are from management, none are related, and all of our independent directors have illustrious careers with the very best companies in the U.S. and abroad.

We believe that by providing a tool that allows the Board of Directors to consider takeover offers carefully, the rights plan with a TIDE is in the best interest of our stockholders who would like a higher premium for their shares; our customers, who want a stable environment with respect to their vendors; and our employees, who want our company to have the opportunity to execute its strategic business plan without the distraction of unfair, imprudent or abusive takeover attempts, particularly in an industry that is currently undervalued. In addition, while Delphi continues its restructuring efforts and its transformation from an auto parts company to a technology company, the market needs some time to value it accordingly. Redeeming Delphi’s Stockholder Rights Plan now would deprive the Board of an effective negotiating tool, and impair Delphi’s ability to achieve its strategic goal of delivering stockholder value.

For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 3. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 3 unless stockholders specify a different choice.

PROPOSAL 4

Nick Rossi, P.O. Box 249, Boonville, CA 95415, owner of 419 shares of common stock, has given notice that he intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal:

ELECT EACH DIRECTOR ANNUALLY

ADOPT PROPOSAL TOPIC THAT WON 58% APPROVAL
at the 2001 SHAREHOLDER MEETING

This proposal is submitted by Nick Rossi, P.O. Box 249, Boonville, CA 95415.

Recommend: Elect each director annually. Shareholders request the Board of Directors take each step required.

This proposal includes the requirement that any future change in the frequency of director election be submitted to a shareholder vote as a stand-alone proposal.

Strong Institutional Investor Support

Fifty-one (51) proposals on this topic won an overall 54% approval rate at major companies in 2000. Annual election of each director is a core policy for the Council of Institutional Investors (www.cii.org).

Another CII policy is the adoption of shareholder proposals that receive a majority of votes cast as this proposal did in 2000. Institutional investors own 70% of Delphi stock.

Merely reinstates the standard practice when Delphi was part of General Motors

This proposal, which won 58% shareholder approval in 2001, merely asks the company to reinstate the standard practice before the spin-off from General Motors. (Percentages are based on votes cast.)

Staggered board combined with poison pill

Certain independent proxy analysts are particularly concerned about the lack of annual election of each director combined with poison pills and other takeover defenses as is the case with Delphi. Delphi management is further protected by strong anti-takeover provisions under state law.

Won’t bite the hand that fed him

Additionally, Delphi allows a practice that a lead director can be a past director with 13 years service at a customer that now represent 67% of Delphi’s sales (GM). This practice does not ensure independence from the Lead Director—who is responsible for coordinating the activities of directors with a fiduciary duty to the shareholders.

Votes equally valuable

It is believed that consistent with directors accepting yes votes for their own election as Delphi directors did in 2001, that directors should give equal value to yes votes for a shareholder proposal and thus take the steps to adopt this proposal.

The proponent offered to withdraw the proposal if the company took steps to adopt the proposal. The company was asked to not procrastinate and wait for an additional shareholder vote. Each director should not fear an annual election because each director runs against no competing candidate.

Greater Management Accountability

It is believed that greater management accountability, in part through this proposal, will make Delphi better prepared in facing challenges highlighted by these types of news reports that could reoccur:

•	Vehicle production was lower in the first quarter than during the same 2000 period—both domestically and world-wide.

•	In addition demand for auto replacement parts has weakened.

•	Earnings in 2001 should fall far below last year’s $1.94 to $0.70 per share.

Good governance rules can improve shareholder value:

A survey by the international management consultant McKinsey & Co. shows that institutional investors are prepared to pay an 18% premium for good corporate governance.

Wall Street Journal	June 19, 2000

To increase shareholder value through improved accountability vote yes:

ELECT EACH DIRECTOR ANNUALLY
ADOPT PROPOSAL TOPIC THAT WON 58% APPROVAL
at the 2001 SHAREHOLDER MEETING
YES ON 4

Delphi’s Response

The Board recommends a vote against this proposal:

Delphi currently has three classes of directors, with members of each class serving three-year terms. Last year the stockholders considered an identical proposal. That proposal was a recommendation that the Board of Directors take the necessary steps to enact annual election of each director. The steps necessary to eliminate the classified board are adoption of an amendment to Delphi’s Certificate of Incorporation by the Board and then approval by the affirmative vote of 80% of the shares entitled to vote. It should be noted that while last year’s proposal received the affirmative vote of 58% of the shares voting, only 43% of the shares entitled to vote supported the proposal, which is considerably less than the 80% required to repeal the classified Board. Nevertheless, following the vote on the proposal, the Board of Directors carefully considered whether to take those steps. For the reasons noted below, the Board decided that it was not in the best interest of Delphi or its stockholders to do so.

We continue to believe that the staggered system of electing directors provides important benefits to Delphi and its stockholders. With a classified Board, a majority of directors at any given time possesses the experience and understanding which comes from service on the Board. This is particularly important with a company as large and complex as Delphi. In fact, during our first year of existence we devoted a portion of each Board meeting to orienting our directors to Delphi. A classified Board helps assure continuity and stability of Delphi’s business strategies and policies so that Delphi can carry out its long-term business strategy necessary to deliver stockholder value, while preserving the ability of Delphi’s stockholders to make changes in the Board’s membership. In this regard, the Delphi Board is similar to the U.S. Senate which also has three classes of Senators, so that only one-third face re-election each election year.

A classified Board will not prevent a change of control, but in the event of an unsolicited proposal it does encourage outside persons seeking control to initiate arms-length negotiations with the Board. This is because at least two meetings of stockholders would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the Board, classification of our directors enables our Board to be in a better position to negotiate or to consider alternative proposals in order to achieve the best price for all stockholders and not just for those with a large block of shares. This is particularly the case where the Board is independent and composed overwhelmingly of outside directors (10 of 13), such as Delphi’s Board.

Moreover, directors have fiduciary duties that do not depend on how they are elected. Directors who are elected to three-year terms are just as accountable to stockholders as directors who are elected on an annual basis. We believe that the classified Board protects the interests of all Delphi stockholders and that the continuity and depth of knowledge that results from a classified Board of Directors provides the proper environment in which to foster the creation of long-term value for all stockholders.

For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 4. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 4 unless stockholders specify a different choice.

PROPOSAL 5

St. Joseph Health System, P.O. Box 14132, Orange, CA 92863-1532, owner of 200 shares of common stock, Sisters of St. Dominic of Caldwell, NJ, 52 Old Swartswood Station Road, Newton, NJ 07860, owners of 69 shares of common stock, Mercy Consolidated Asset Management Program, 205 Avenue C, #10E, New York, NY 10009, owner of 200 shares of common stock, Benedictine Sisters, 530 Bandera Road, San Antonio, TX 78228, owners of 797 shares of common stock, The Women’s Division of the General Board of Global Ministries of the United Methodist Church, 475 Riverside Drive, New York, NY 10115, owners of 51,000 shares of common stock, Trinity Health, 29000 Eleven Mile Road, Farmington Hills, MI 48336-1405, owners of 5,912 shares of common stock, The Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America, 815 Second Avenue, New York, NY 10017-4503, owners of 69 shares of common stock, Sisters of St. Joseph of Nazareth, 3427 Gull Road, Nazareth, MI 49074-0013, owners of 69 shares of common stock, the Presbyterian Church (USA), 100 Witherspoon Street, Louisville, KY 40202-1396, owners of 254,969 shares of common stock, the School Sisters of Notre Dame Cooperative Investment Fund, 336 East Ripa Ave., St. Louis, MO 63125, owners of 69 shares of common stock, Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, TX 77223-0969, owners of 1000 shares of common stock, and Ursuline Sisters of Tildonk, 81-15 Utopia Parkway, Jamaica, NY 11432-1306, owners of 2,000 shares of common stock have given notice that they intend to present for action at the annual meeting the following resolution and have furnished the following statement in support of the proposal:

DELPHI AUTOMOTIVE SYSTEMS

Whereas, Delphi Automotive Systems, as a global corporation, faces complex issues which also affect our interests as shareholders. The international context within which our company operates is becoming increasingly diverse in the new millennium.

A Millennium Poll on Corporate Social Responsibility interviewed over 25,000 citizens in 23 countries and found that two in three citizens want companies to go beyond their historical role of making a profit, paying taxes, employing people and obeying all laws; they want companies to contribute to broader societal goals as well. (Environics International Ltd., October 1999)

We believe Delphi needs to review its code of conduct in light of the evolving consensus of best practices, such as those found in the Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance, developed by an international group of religious investors.

Delphi operates in 37 countries worldwide and is challenged by important concerns arising from diverse cultures and political and economic contexts. These concerns require management to address issues that include human rights, workers’ right to organize and bargain collectively, non-discrimination in the workplace and sustainable community development. Our company should find ways to respond effectively to workers’ concerns in a timely manner and to eliminate the use of child labor, forced labor, bribery and harmful environmental practices.

As our company proceeds as an independent company, it should be in a position to assure shareholders that its employees are treated fairly and paid a sustainable living wage wherever they work in the global economy. One important element of ensuring compliance is the utilization of independent monitors composed of respected local human rights, religious and other non-governmental organizations that know the local culture. A number of companies are developing code enforcement mechanisms that include independent monitoring.

Improving the quality of life for employees and their communities can lead to increased productivity and enhance the bottom line for the company.

RESOLVED, the shareholders request that the Board of Directors review and amend, if necessary, its code for its international operations and report a summary of this review to shareholders by October 2002.

Supporting Statement

We recommend the review include the following areas:

1.     A description of policies which are designed to protect human rights—civil, political, social, cultural and economic—consistent with respect for human dignity and the International Labor Organization’s core standards.

2.     A report of efforts to ensure that the company does not employ children under the age of fifteen, or younger than the age of completing compulsory education in the country of manufacture where such age is higher than fifteen.

3.     A report of company policies ensuring that there is no use of forced labor, including prison labor, indentured or bonded labor.

4.     Establishment of consistent standards for workers’ health and safety practices for handling hazardous wastes and protection of the environment, as well as promoting a fair and dignified quality of life for workers and their communities.

We believe a company poised to compete in the 21st Century needs comprehensive global standards to guide its decisions.

Delphi’s Response

The Board recommends a vote against this proposal:

Delphi is fully committed to the goal of operating all of our facilities, foreign and domestic, legally, ethically and responsibly. We have comprehensive corporate policies and practices concerning our conduct in place around the world. These policies and practices are designed to ensure that Delphi is a good and responsible corporate citizen globally and that Delphi complies with the laws of the various countries in which we operate.

Delphi’s management reviews and amends these policies and practices as necessary and is committed to their enforcement worldwide. Internal audits are conducted around the world to ensure compliance with Delphi’s policies and practices and with applicable laws, and those audit findings are routinely provided to and reviewed by senior management. In addition, the Corporate Governance and Public Issues Committee (“Corporate Governance Committee”) of the Board of Directors, a committee which is composed entirely of independent directors, has the responsibility for oversight of all public policy matters related to Delphi’s business activities.

We have shared our policies and practices with the proponents of this proposal. The proponents’ representatives have visited our workers’ housing projects in Mexico, where Delphi has supported the purchase of approximately 6,000 homes by hourly employees in seven communities and has begun a similar program for salaried employees. Additionally, Delphi recently became the first major private employer in Mexico to establish a voluntary retirement program for salaried employees. It was Delphi employees who started the first Fondo Unido (United Way) program outside Mexico City. These employees—at all levels—contribute over US $1 million annually. Employee teams from each plant meet with worthy organizations in their communities to ascertain need and to provide goods and services obtained through Delphi Fondo Unido contributions.

All of Delphi’s operations in Mexico have medical facilities, recycling programs and rigorous safety programs. Delphi has also established a set of Environmental Performance Criteria, which provide direction to our manufacturing operations worldwide. These criteria establish Delphi minimum requirements, which often go beyond applicable regulatory standards, and ensure that our manufacturing air, water and waste by-products are controlled and managed in a way which safeguards human health and the environment.

Delphi-Mexico plants are among leaders in employee safety records, and have achieved as high as 34 million consecutive working hours without a lost-time or incapacitating accident. Delphi facilities continue to receive awards and recognition for environmental practices, including: the Industria Limpia (Clean Industry) Award, the highest environmental award given by the Mexican government; Recycler of the Year, as awarded by the world’s leading plastics organization; the first place Energy Saving Award from Mexico’s president; and the right to participate in Michigan’s Clean Corporate Citizen (C3) program.

We believe that as a result of Delphi’s existing high standards, Delphi’s presence in foreign countries goes beyond generating revenues for Delphi and value for our stockholders—it enhances the lives of the people who work at our facilities and betters the communities where we operate. In this way, Delphi sets an example for other companies in these countries. Independent monitoring by religious groups would not enhance the close monitoring of our policies and practices by governmental and union groups which Delphi already enjoys. Nor would it add to the internal auditing and Board oversight on which Delphi already insists.

For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 5. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 5 unless stockholders specify a different choice.

PROPOSAL 6

John J. Gilbert, 29 E. 64th Street, New York, NY 10021-7043, owner of 190 shares of common stock, has given notice that he intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal:

FREE AND CONFIDENTIAL SHAREHOLDER VOTING

Shareholders recommend that the Board of Directors take the steps necessary to implement a policy of confidential voting at all meetings of the Company’s shareholders. This includes the following provisions:

1)
The voting of all proxies, consents or authorizations will be secret. No such document shall be available for examination, nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Company’s state of incorporation; and

2)	Independent election inspectors shall conduct the receipt, certification and tabulation of such votes.

The integrity of Delphi elections

It is important for Delphi to establish a system of confidential proxy voting based on an analysis of recommendations published independently of the company. The integrity of company elections and shareholder votes should be protected against potential abuse.

We believe that implementing confidential voting will enhance shareholder value:

1)
Shareholders would feel free to question or challenge management nominees and management positions on specific ballot items if they are protected by the confidentiality of the ballot box. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

2)
To invigorate the corporate governance process at the highest level of the company. We believe that shareholder input should be encouraged and that shareholders be empowered with a free and confidential vote. Thus shareholders could have greater input to encourage the nomination of the most qualified director candidates and exercise greater independence to evaluate management and shareholder proposals.

Management and shareholder proposals need to balance the interest of all shareholders in relation to the potential narrow interest of a few insider shareholders. There needs to be free voting procedures to correct the potential tendency of inside shareholders to give unwarranted support for proposals such as management stock options with excess stock dilution and for less management responsibility.

Confidential Shareholder Vote Precedent Set by Other Companies

The majority of major companies have already adopted confidential voting, and we believe that is time for Delphi to do the same.

In the interest of shareholder value vote yes:

CONFIDENTIAL SHAREHOLDER VOTING
YES ON 6

Delphi’s Response

The Board recommends a vote against this proposal:

After a careful review of proxy solicitation and tabulation practices at Delphi, we believe that our current practices ensure that the voting process does not result in any improper influence or coercion of stockholders, and that the confidentiality of stockholder votes is protected. Confidentiality safeguards are already in place throughout the voting and tabulation process. The voting and tabulation process is conducted by a third party and is overseen by third party election inspectors. Votes are tabulated mechanically except where a vote is withheld in which case it is tabulated by hand. The returns for employees holding Delphi common stock through the various benefit plans are provided directly to the plan trustee and must be kept in confidence under the provisions of the Employee Retirement Income Security Act (ERISA). Any stockholder who wants confidentiality has the option of holding shares through a bank, broker, or other nominee. These nominees cannot disclose the name of the stockholder without the stockholder’s permission.

Institutional investors comprise approximately 60% of Delphi’s stockholder base. Many institutional investors cast their vote on proxy issues pursuant to published guidelines of which companies are aware. On certain issues, these guidelines are contrary to management’s recommended vote. Far from being concerned about coercion, these institutions have been willing to establish a dialogue on these issues and to unhesitatingly propound their opposing point of view.

Moreover, adoption of the proposed policy could place Delphi management at an unfair disadvantage in the event of a proxy contest since those waging the contest would not be bound by the same policy. We believe that the practices in place adequately address the concerns raised in this stockholder proposal.

For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 6. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 6 unless stockholders specify a different choice.

PROPOSAL 7

The Kentucky State Carpenters Pension Fund, 632 Comanche Trail, Frankfort, KY 40601, owner of 11,500 shares of common stock, has given notice that it intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal:

Auditor Fees Proposal

Resolved, that the shareholders of Delphi Automotive Systems Corporation (“Company”) request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide non-audit services to our Company.

Statement of Support:    The role of independent auditors in ensuring the integrity of the financial statements of public corporations is fundamentally important to the efficient and effective operation of the financial markets. The U.S. Securities and Exchange Commission recently stated:

Independent auditors have an important public trust. Investors must be able to rely on issuers’ financial statements. It is the auditor’s opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of a company, they will derive little confidence from the auditor’s opinion and will be far less likely to invest in that public company’s securities. (Division of Corporate Finance, Staff Legal Bulletin #14, 7/13/01) (“Bulletin #14”)

It is critically important to the integrity of the auditing process and the confidence of investors that those firms performing audits for public corporations avoid business relationships that might compromise their independence or raise the perception of compromised judgment. At the heart of the challenge to auditor independence is the growing level of business and financial relationships developing between audit firms and their clients. Bulletin #14 identifies these growing business relationships that threaten auditor independence:

Accounting firms have woven an increasingly complex web of business and financial relationships with their audit clients. The nature of the non-audit services that accounting firms provide to their audit clients has changed, and the revenues from these services have dramatically increased.

The growth of non-audit revenues represents a trend that has been accelerating dramatically in the last several years, with non-audit fees for consulting or advisory services exceeding audit fees at many companies. Our Company is in the category of companies that pays its audit firm more for non-audit advisory services than it does for audit services. The Company’s most recent proxy statement indicated that Deloitte & Touche LLP charged $6.6 million for audit services, while charging $50.8 million for non-audit services rendered.

We believe that this financial “web of business and financial relationships” may at a minimum create the perception of a conflict of interest that could result in a lack of owner and investor confidence in the integrity of the Company’s financial statements. As long-term shareowners, we believe that the best means of addressing this issue is to prohibit any audit firm retained by our Company to perform audit services from receiving payment for any non-audit services performed by the firm. We urge your support for this resolution designed to protect the integrity of the Company’s auditing and financial reporting processes.

Delphi’s Response

The Board recommends a vote against this proposal:

Delphi appreciates the importance of auditor independence to stockholder and investor confidence in the integrity of a company’s accounting and financial reporting system. For that reason, the Audit Committee of Delphi’s Board of Directors monitors the amount and nature of the non-audit services, as well as the safeguards that have been put in place to assure auditor independence. Delphi’s Audit Committee, which is composed entirely of independent directors, has the responsibility for oversight of the audit process and the operational and financial integrity of Delphi’s operations throughout the year.

The aggregate fees charged to Delphi by Deloitte & Touche for non-audit services in calendar year 2000 were atypically high because of its spin-off from General Motors the previous year. Following the spin-off, Delphi needed to design and implement its own financial information systems. The total fees of $50.8 million for non-audit services in calendar year 2000 included $41.3 million attributable to this non-recurring information technology project. It should be noted that the project was competitively bid and that it was approved prior to the spin-off. Excluding the information technology services, Delphi had non-audit fees of $9.5 million in calendar year 2000 compared to audit fees of $6.6 million, and a non-audit to audit services ratio of 1:4.

In calendar year 2001, (excluding a final payment of $12 million for the information technology project) the aggregate fees for non-audit services charged to Delphi by Deloitte & Touche declined to approximately $8 million, and the ratio of Delphi’s non-audit to audit services was approximately 1:2. Equally important, however, is the nature of those fees. Employee benefit plan audits, tax compliance services, financial statement audit services for divested businesses, acquisition audit-related due diligence, and internal audit co-sourcing services are essentially audit in nature or closely related to the audit area even though they are defined as non-audit services under SEC guidelines. They are not consulting services. In each instance, Delphi benefits from the efficient use of resources when information and experience developed during the audit process can be leveraged in these related activities. Reflecting both cost management and prudent discretion, we anticipate the ratio of non-audit services to audit fees will be below 1:0 in 2002. Any activities which would cause the ratio to rise above 1:0 must be approved in advance by the Audit Committee. Moreover, the Committee has directed that Delphi not engage any future consulting services with our independent auditor.

In addition to the Audit Committee’s oversight of the audit and non-audit services, and auditor independence, Delphi has internal safeguards to monitor and manage both the audit and non-audit services provided by Deloitte & Touche. These safeguards are designed to protect against independence conflicts and are regularly reviewed by the Audit Committee. Deloitte & Touche as well has various internal safeguards over Delphi projects, and confirms its independence in writing each year to the Audit Committee. Besides these internal procedures, we annually seek stockholder ratification of our selection of independent auditors.

On February 6, 2002, Deloitte & Touche announced that it plans to separate its audit and consulting businesses in the near future, to avoid the perception of potential independence issues with audit clients. This action should go far in addressing the proponent’s concerns with respect to Delphi. We believe it is important to retain the discretion to determine the best allocation of work among accounting (and other) firms and, when and where it is efficient and cost effective to do so, to select the auditor to perform audit-related services.

Implementation of the proposal could substantially constrain Delphi’s ability to access the capital markets, and divest businesses in the normal course of executing our portfolio strategy. This is because the SEC registration services and divestiture audit services, which can be performed only by our independent accountants, would be precluded under the proposal.

The relationship between Delphi and its external auditor is already one of independence. An absolute prohibition against the independent auditor providing non-audit services is not necessary to achieve this goal and could, in fact, be counter productive.

For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 7. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 7 unless stockholders specify a different choice.

The Board of Directors

The Board of Directors currently consists of thirteen directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Board of Directors met seven times during 2001. All of the current directors who were directors in 2001 attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which they served in 2001. Mr. Thomas H. Wyman, who is currently a member of the Board of Directors and Lead Director, is not standing for election at the annual meeting. The following information about the directors, including the nominees, was provided by the directors.

Board of Directors

Class III—Nominees Standing for Re-Election:

Robert H. Brust
Age: 58

Director Since: 2001

Principal Occupation: Chief Financial Officer and Executive Vice President, Eastman Kodak Company

Recent Business Experience: Mr. Brust was named Chief Financial Officer and Executive Vice President of Eastman Kodak Company, effective January 3, 2000. Prior to joining Eastman Kodak Company, Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation. He joined Unisys Corporation in 1997, where he directed the company’s financial organization, including treasury, control, tax, information systems, mergers and acquisitions, strategy, procurement, and investor relations. He is a member of The Conference Board Council of Financial Executives. Before working at Unisys Corporation, he spent 31 years at General Electric Company. Mr. Brust is a member of the Audit Committee of Delphi’s Board of Directors.

Alan S. Dawes
Age: 47

Director Since: 2000

Principal Occupation: Executive Vice President and Chief Financial Officer, Delphi Automotive Systems Corporation

Recent Business Experience: Mr. Dawes was named Chief Financial Officer of Delphi Automotive Systems in August 1998 and Director and Executive Vice President in charge of Finance, Mergers & Acquisitions and Information Technology in January 2000. He had been a Vice President of Delphi since November 1998. Previously, Mr. Dawes served as general manager of Delphi Chassis Systems, formerly Delco Chassis Systems, a position to which he was named in 1994. From 1992 to 1994, he was appointed executive-in-charge of Operations for Automotive Components Group Worldwide. Mr. Dawes joined General Motors in 1981, originally as a financial analyst with its Treasurer’s Office, and held a number of positions including assistant treasurer in 1988 and assistant comptroller in 1991. Mr. Dawes was an officer at General Motors from 1994 through 1998. He was named Financial Executive of the year in the 1999 Automotive News Industry All Stars and is a member of the Harvard Business Club, The Conference Board Council of Financial Executives, the Working Council for Chief Financial Officers of the Corporate Executive Board, and is Chairman of OESA (Original Equipment Suppliers Association).

Donald L. Runkle
Age: 56

Director Since: 2000

Principal Occupation: Executive Vice President, Delphi Automotive Systems Corporation; President, Delphi Dynamics and Propulsion Sector

Recent Business Experience: Mr. Runkle is an Executive Vice President of Delphi and President of Delphi’s Dynamics and Propulsion Sector. In addition, he has responsibility for Delphi Aftermarket business, and is champion of the DaimlerChrysler AG and commercial vehicle accounts. He was Vice President of Delphi and President of Delphi Energy and Engine Management Systems since 1998. Mr. Runkle held a series of engineering, planning and management positions from 1968 to 1993 at General Motors Corporation when he was appointed General Manager of Delphi Saginaw Steering Systems. He was an officer at General Motors Corporation from 1988 through 1998. He was named General Manager of Delphi Energy and Engine Management Systems in 1996. Mr. Runkle is an advisor to the Lean Enterprise Institute.

Continuing Directors

Class I—Terms Expiring in 2003:

J.T. Battenberg III
Age: 58

Director Since: 1998

Principal Occupation: Chairman of the Board, Chief Executive Officer and President, Delphi Automotive Systems Corporation

Recent Business Experience: Mr. Battenberg is the Chairman of the Board, Chief Executive Officer and President of Delphi. Mr. Battenberg has led Delphi and its precursor, the Automotive Components Group Worldwide, since 1992. He held various other positions with General Motors Corporation from 1961 through 1992, was elected an executive vice president of General Motors Corporation in 1995 and served as a member of its President’s Council. Mr. Battenberg was an officer at General Motors Corporation from 1988 through 1998. Mr. Battenberg is on the Board of Trustees of Kettering University, Columbia Business School and the National Advisory Board for J.P. Morgan Chase & Co. He is also a member of the Council on Competitiveness, the Business Roundtable and the Business Council.

Other Directorships: Covisint L.L.C., FIRST (For Inspiration and Recognition of Science and Technology), Detroit Renaissance and the Economic Club of Detroit.

Virgis W. Colbert
Age: 62

Director Since: 1999

Principal Occupation: Executive Vice President, Miller Brewing Company

Recent Business Experience: Mr. Colbert was appointed Executive Vice President for Miller Brewing Company in July 1997. He has held several manufacturing and production positions since joining Miller in 1979. Mr. Colbert is currently a Director of Green Bay Packers Inc. and The Greater Milwaukee Open. He is Chairman of the Thurgood Marshall Scholarship Fund and of the Board of Trustees of Fisk University. Mr. Colbert also is a member of the Executive Advisory Committee for the National Urban League’s Black Executive Exchange Program. Mr. Colbert is a member of the Compensation and Executive Development Committee of Delphi’s Board of Directors

Other Directorships: The Manitowoc Company, Inc.

Shoichiro Irimajiri
Age: 62

Director Since: 1999

Principal Occupation: Representative Director, Shoichiro Irimajiri, Inc.

Recent Business Experience: Mr. Irimajiri held various positions within Sega Enterprises, Ltd. including president and representative director for Sega from 1994 to 2000. Before joining Sega, Mr. Irimajiri had been an Executive Vice President at Honda Co. Ltd. since 1990. He had been associated with Honda since 1963.

Other Directorships: Happinet Corporation

Susan A. McLaughlin
Age: 49

Director Since: 1999

Principal Occupation: Executive Vice President and Chief Operating Officer, AGL Resources.

Recent Business Experience: Ms. McLaughlin was named Executive Vice President and Chief Operating Officer of AGL Resources in April 2001. Prior to joining AGL Resources, she was President, Consumer Services BellSouth Telecommunications, Inc. from March 1998 through the fall of 2000. From 1987 to 1998, Ms. McLaughlin held numerous financial and marketing management positions at Eastman Kodak Company. Before working at Eastman Kodak Company, she spent 13 years in corporate banking with Citibank and Chase. Ms. McLaughlin is a member of the Board of Directors of the Thurgood Marshall Scholarship Fund and is Chairman of the Compensation and Executive Development Committee of Delphi’s Board of Directors.

Class II—Terms Expiring in 2004:

Oscar de Paula Bernardes Neto
Age: 55

Director Since: 1999

Principal Occupation: Senior Partner and Chairman of LID (Latin American Internet Development Group)

Recent Business Experience: Mr. Bernardes is the Senior Partner and Chairman of LID (Latin American Internet Development Group). He is also Chairman of the Advisory Board of TIW, a major wireless communications operator, in Brazil. He was Chief Executive Officer of Bunge International from 1986 to 1999. Before joining Bunge, Mr. Bernardes was a senior partner with Booz-Allen & Hamilton. He also has over 15 years of consulting experience, including several projects related to the automotive industry in South America. Mr. Bernardes is a member of the Advisory Board for Booz-Allen & Hamilton. Mr. Bernardes is a member of the Audit Committee of Delphi’s Board of Directors.

Other Directorships: RBS, Alcoa in Brazil, Bunge Alimentos, Bunge Fertilizantes

Dr. Bernd Gottschalk
Age: 58

Director Since: 2000

Principal Occupation: President, Association of the German Automobile Industry

Recent Business Experience: Before becoming President of the Association of the German Automobile Industry in 1996, Dr. Gottschalk worked at Mercedes-Benz AG since 1972 in various positions, such as plant manager in Mannheim and President of Mercedes-Benz do Brasil in São Paulo. As a member of the Advisory Board of Mercedes-Benz AG, he was responsible for the company’s worldwide commercial vehicle business. Dr. Gottschalk is a member of the Advisory Board of each of Hoffman-La Roche, Thyssen Krupp Automotive, J.M. Voith AG and Dresdner Bank Latin America. Dr. Gottschalk is a member of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

John D. Opie
Age: 64

Director Since: 1999

Principal Occupation: Retired Vice Chairman of the Board and Executive Officer, General Electric Company

Recent Business Experience: Mr. Opie is the former Vice Chairman of the Board and Executive Officer for General Electric Company. He had been associated with General Electric Company since 1961 in numerous management positions, including Vice President of the Lexan and Specialty Plastics Divisions, President of the Distribution Equipment Business Division and President of General Electric Company’s Lighting Business from 1986 to 1995. He also is a Trustee of Michigan Tech. University. Mr. Opie is Chairman of the Audit Committee of Delphi’s Board of Directors.

Other Directorships: The Stanley Works

Roger S. Penske
Age: 65

Director Since: 1999

Principal Occupation: Chairman of Penske Corporation

Recent Business Experience: Mr. Penske is the Chairman of Penske Corporation, Chairman of United Auto Group, Inc., Chairman of the Board of Penske Truck Leasing Corporation and Penske Auto Centers, Inc., and a Director of Detroit Diesel Corporation. He also serves as Vice Chairman of the Board and as a Director of International Speedway Corporation. Mr. Penske is also Chairman of the Detroit Investment Fund and a member of The Business Council. Mr. Penske is Chairman of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

Other Directorships: General Electric Company and Home Depot Inc.

Patricia C. Sueltz
Age: 49

Director Since: 2000

Principal Occupation: Executive Vice President, Software Systems Group, Sun Microsystems, Inc.

Recent Business Experience: Ms. Sueltz joined Sun Microsystems, Inc. in 1999 and is currently responsible for all Java software technology based and Solaris operating environment tools, developer products, security products, software marketing, ISV/developer relations, as well as market development. Prior to her current position, she was president of the Software Products and Platforms Division of Sun Microsystems, Inc. Before joining Sun Microsystems, Inc., Ms. Sueltz spent 20 years with IBM, serving in various senior management positions including general manager and vice president of Java Software in IBM’s software group. She is a director on the Sun Foundation Board and on the Corporate Advisory Board for the University of Southern California Marshall School of Business. Ms. Sueltz is a member of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

Other Directorships: Amgen

Committees of the Board of Directors

We set out below information regarding certain of the committees of our Board of Directors.

Audit Committee

Number of Members:	4

Members:	John D. Opie (Chairman) Oscar de Paula Bernardes Neto Robert H. Brust Thomas H. Wyman (ex officio)

Number of Meetings in 2001:	8

Functions:
Assists the Board of Directors in overseeing management’s conduct of Delphi’s financial reporting process, which includes:

Discussing with management and the outside auditors the quality of our internal accounting and financial controls;

Overseeing the preparation of financial reports provided by Delphi to the government or the public;

Reviewing with management and our outside auditors our annual audited financial statements and interim financial results; and

Monitoring the independence of our outside auditors.

Compensation and Executive Development Committee

Number of Members:	3

Members:	Susan A. McLaughlin (Chairman) Virgis W. Colbert Thomas H. Wyman (ex officio)

Number of Meetings in 2001:	3

Functions:	Determines the compensation of non-employee directors and the chief executive officer and, after receiving a recommendation from the chief executive officer, all members of the Delphi Strategy Board.

Approves any benefit or incentive compensation plan of Delphi or its subsidiaries which affects those employees subject to its review.

Exercises the powers granted to it by any executive incentive compensation plan (including granting stock options, Delphi Automotive Systems Performance Achievement Plan awards and restricted stock units).

Corporate Governance and Public Issues Committee

Number of Members:	4

Members:	Roger S. Penske (Chairman) Dr. Bernd Gottschalk Patricia C. Sueltz Thomas H. Wyman (ex officio)

Number of Meetings in 2001:	3

Functions:
Makes recommendations on:

Matters relating to service on the Board, including size and composition of the Board;

Nominees for election to the Board;

Matters relating to the governance of Delphi; and

Policies promoting best interests of Delphi and the community.

The Committee also considers stockholder suggestions for nominees for director. Suggestions should be submitted to our secretary, with the recommended candidate’s biographical data and written consent to nomination and to serving, if elected, not later than the date by which stockholder proposals for action must be submitted. Procedures to be followed by stockholders in recommending nominees for director are also described in the section entitled “Stockholder Proposals” of this proxy statement.

Stock Ownership of Management and More Than 5% Stockholders

The table below shows how much of our common stock was beneficially owned as of January 4, 2002 (unless another date is indicated) by (i) each director (who was serving as a director as of that date) and nominee for director, (ii) each executive officer named in the Summary Compensation Table appearing later in this proxy statement, (iii) each person known by Delphi to beneficially own more than 5% of our common stock and (iv) all directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights within 60 days of January 4, 2002 (such as by exercising options). All persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended 2001.

Name and Address (1)	Shares Beneficially Owned (2)	Deferred Stock Units (3)	Total	Percent	Stock Options Exercisable Within 60 Days

J.T. Battenberg III	214,890	269,456	484,346	*	2,172,346

Oscar de Paula Bernardes Neto	-----	21,381	21,381	*	-----

Robert H. Brust	-----	7,165	7,165	*	-----

Virgis W. Colbert	-----	21,381	21,381	*	-----

Alan S. Dawes	75,060	62,332	137,392	*	668,659

Bernd Gottschalk	-----	13,528	13,528	*	-----

Shoichiro Irimajiri	-----	17,368	17,368	*	-----

Susan A. McLaughlin	-----	22,353	22,353	*	-----

Rodney O’Neal	29,819	62,127	91,946	*	490,136

John D. Opie	10,000	22,353	32,353	*	-----

Roger S. Penske	22,000	22,353	44,353	*	-----

Donald L. Runkle	44,869	64,107	108,976	*	528,321

Patricia C. Sueltz	-----	12,455	12,455	*	-----

David B. Wohleen	21,789	60,364	82,153	*	463,884

Thomas H. Wyman	3,155	58,313	61,468	*	-----

State Street Bank and Trust Company, in various fiduciary capacities (4) 225 Franklin Street Boston, MA 02110	64,406,661	-----	64,406,661	11.5%	-----

All directors and executive officers as a group (33 persons)	851,972	1,381,576	2,233,548	*	9,127,542

*Less than 1% of Delphi’s total outstanding common stock. The percentages shown in the table are based on the total number of shares of Delphi’s common stock outstanding on January 4, 2002.

Notes

(1)	Except as otherwise indicated in the table, the business address of the beneficial owners is c/o Delphi Automotive Systems Corporation, 5725 Delphi Drive, Troy, MI 48098.

(2)	Includes shares:

•	As to which the named person has sole voting and investment power,

•	As to which the named person has shared voting and investment power with a spouse, or

•	Which the named person holds in the Delphi Automotive Systems Corporation Savings-Stock Purchase Program for Salaried Employees in the United States.

Excludes shares that are restricted stock holdings or that may be acquired through the exercise of stock options that are exercisable through March 5, 2002.

(3)	Includes:

•	Restricted stock units subject to a vesting schedule, forfeiture risk and other restrictions. The restricted stock units earn dividend equivalents at the same rate as dividends paid to stockholders.

•
Phantom shares included in common stock units under the Delphi Benefit Equalization Plan-Savings. This is a non-qualified “excess benefit” plan that is exempt from ERISA and IRS code limitations and provides executives with full Delphi matching contributions without regard to limits imposed by the IRS code. Amounts credited under the plan are maintained in share units of Delphi common stock. After leaving Delphi, an employee may at any time choose to receive a complete distribution of amounts in the Benefit Equalization Plan, which will be in cash. Common stock units have no voting rights.

•	Common stock units held by non-employee directors under Delphi’s Deferred Compensation Plan for Non-Employee Directors.

•	Common stock units held under Delphi’s Deferred Compensation Plan for Executive Employees.

(4)
Based on a Schedule 13G dated February 6, 2002 filed by State Street Bank and Trust Company with the Securities and Exchange Commission. Represents shares held by State Street Bank and Trust Company as trustee for various Delphi employee benefit plans and in various other fiduciary capacities.

Compensation of Directors

We do not pay directors who are also our employees additional compensation for their service as directors or committee members. In 2001, compensation for our non-employee directors consisted of:

•	$100,000 cash retainer and $200,000 in common stock units per year for the lead independent director;

•	$55,000 cash retainer and $55,000 in common stock units per year for the other non-employee directors; and

•	a fee of $5,000 per year for serving as chairman of a board committee (for other than the lead independent director).

The stock portion of each non-employee director’s annual compensation is automatically deferred until he or she no longer serves on our Board. Under Delphi’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors, at their option, may convert the cash portion of their compensation into common stock units. In 2001, and for 2002, all directors have converted the cash portion of their compensation into additional common stock units. Dividend equivalents on any common stock units accrue quarterly and are converted into additional common stock units. Directors will receive the cash value of all of their accumulated common stock units after they leave the Board.

Delphi has entered into a Consulting Agreement with Shoichiro Irimajiri, Inc., a company of which Shoichiro Irimajiri is the principal shareholder, under which the company will perform services for Delphi relating to the Japanese auto industry. The agreement is for 12 months, at $50,000 per month, but either party can terminate early for any reason. Mr. Irimajiri has agreed to devote approximately 50% of his working hours to these consulting services and has also, along with the company, agreed not to provide such consulting services to any manufacturer or distributor of automotive components or systems other than Delphi. Delphi paid the company $409,010 in 2001 under the Consulting Agreement.

Notwithstanding anything to the contrary set forth in any of Delphi’s previous or future filings with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or such future filings in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

The Audit Committee of our Board of Directors consists of four directors, all of whom are independent for purposes of the New York Stock Exchange Listing Requirements, and operates under a written charter adopted by the Board of Directors. The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2001, which we refer to here as our audited financial statements.

•
The Audit Committee has reviewed and discussed the annual audited and quarterly financial statements with management, in advance of the public release of operating results, and filing of annual or quarterly reports with the U.S. Securities and Exchange Commission;

•
The Audit Committee has discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, which include, among other items, matters related to the conduct of the audit of our financial statements;

•
The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence from Delphi; and

•
Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Delphi’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the U.S. Securities and Exchange Commission.

Au	dit Committee

Joh	n D. Opie (Chairman)
Os	car P. Bernardes
Ro	bert H. Brust
Th	omas H. Wyman

Independent Auditors Fees

Audit Fees

The aggregate fees billed to Delphi by Deloitte & Touche LLP for its audit of our 2001 financial statements and for its review of our financial statements included in our quarterly reports on Form 10-Q for 2001 were approximately $6.7 million.

Financial Information Systems Design and Implementation Fees

The aggregate fees billed to Delphi by Deloitte & Touche LLP under competitively bid contracts for information technology services in 2001 were approximately $12.0 million. Such services, which were completed in the first quarter of 2001, related to the final phase of an information technology services contract entered into in connection with Delphi’s establishment of stand-alone operations at the time of its initial public offering. No further information system services have been contracted for or are anticipated since this IPO-related activity.

All Other Fees

The fees billed to Delphi by Deloitte & Touche LLP for other services during 2001 were $8.0 million, which included $4.3 million for audit related services such as due diligence and other procedures associated with acquisitions and divestitures, registration of securities and benefit plans, $2.6 million for tax services largely related to compliance and expatriate filings, and $1.1 million for all other services.

The Audit Committee has considered the nature of the above-listed services provided by Deloitte & Touche LLP and determined that such services are compatible with their provision of independent audit services. The Audit Committee has discussed these services with Deloitte & Touche LLP and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the U.S. Securities and Exchange Commission. The Audit Committee has also considered the announcement by Deloitte & Touche LLP on February 6, 2002 that it plans to separate its Deloitte Consulting practice in the near future, to avoid the perception of potential independence issues with its audit clients.

Compensation of Executive Officers

This section provides summary information regarding the compensation of J.T. Battenberg III, our Chairman, Chief Executive Officer and President, and our four next most highly compensated executive officers. This section also includes a report of the Compensation and Executive Development Committee of our Board of Directors concerning the general compensation principles used by that committee for senior executive officers as well as the specific factors used to determine Mr. Battenberg’s compensation.

Compensation and Executive Development Committee
Report on Executive Compensation
(How Delphi Determines Executive Compensation)

Philosophy

Delphi’s executive compensation program aims to align the interests of our executives with your interests as stockholders. To do so, Delphi:

•	Sets specific, measurable goals to create value for the stockholders in both the short and long-term;

•	Rewards executives when they have achieved the goals we have set;

•	Motivates executives to improve the performance and profitability of Delphi overall and of each business sector to which an executive is assigned; and

•	Adjusts each executive’s compensation to reflect his or her individual performance and contribution to Delphi.

Types of Compensation

We use three main types of compensation in our executive compensation program:

•	Base Salary

•	Annual Incentives

•	Long-Term Incentives

In determining the appropriate amount of each type of compensation to pay our executives in 2001, we looked at what executives earned at companies that are in our industry as well as at other Fortune 50 companies with which we compete in hiring executives. We use the corporate performance of, and compensation paid by, these companies as a benchmark in deciding the appropriate combination of compensation types for our executives. We also rely on data and advice provided by outside consultants.

Base Salary

We strive to pay salaries at the median of the salaries paid by the group of benchmark companies described above. Importantly, we also look at factors specific to an individual executive such as an executive’s performance, potential for future advancement and responsibilities.

To ensure that our executives would be able to focus on the interests of the company and not be distracted by the possible impact on their personal situation if a change in control at Delphi were to occur or be imminent, we entered into updated change in control agreements in early 2000 covering our officers. Under these agreements, an executive is paid certain benefits upon the occurrence of a change in control of Delphi, and additional benefits if, during the three years after a change in control, the executive’s employment with Delphi ceases for reasons other than “for cause.” The change in control agreements are described more fully in this proxy statement under the section entitled “Change In Control Agreements.” The agreements are Delphi’s only contractual arrangements with the executive officers named in the Summary Compensation Table appearing later in this section.

Annual Incentives

The Annual Incentive Compensation Plan provides for annual incentive awards based on our achievement of pre-determined corporate goals. Each year, we establish a corporate performance level at which a target performance award may be earned, with a threshold or minimum performance level below which no award will be paid, and a maximum level beyond which no additional amounts will be paid. The size of final awards depends on the actual level of performance that Delphi achieves within this pre-established range, and we may adjust awards to reflect individual performance.

We establish our targeted performance levels by reference to one or more of the following business criteria: return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of our common stock, economic value added, total stockholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, capacity utilization, increase in customer base, environmental health and safety, diversity and/or quality. These business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index. We use our judgment to establish a range of performance levels that we believe are in your best interests.

We reviewed Delphi’s overall performance for 2001 and the general and specific factors for each executive. No annual incentive awards were paid for 2001 because the minimum performance level was not achieved.

Long-Term Incentives

Stock Options—Stock options are an important part of our long-term incentive program. We grant them at the average of the high and low trading price of the stock on the date of grant. This way executives gain only when the stockholders do—when the stock price goes up.

When we grant options, we follow competitive long-term incentive compensation practices. The size of these grants and the other long-term awards discussed below is intended to place our executives at the 60th-65th percentile of the long-term incentives granted to similar executive positions at benchmark companies. The grants reflected in the Summary Compensation Table are below that level.

Performance Achievement Plan—Unlike stock options, which reward executives for enhancing stockholder value through increasing the price of common stock, the Delphi Automotive Systems Performance Achievement Plan encourages executives to focus on achieving strategic business goals that take more than one year to complete. We set these goals in our strategic business plan that currently covers a three-year period. As with our base salary and annual incentive program, we set these corporate performance goals with reference to a group of benchmark companies. Individual performance is also reviewed.

Typically, we grant long-term target awards under the Delphi Automotive Systems Performance Achievement Plan every year, but do not pay them unless the goals in our strategic business plan are achieved over the three-year plan period. No awards will exceed 200% of our established goals. At the end of 2001, we reviewed Delphi’s overall performance and the general and specific factors for each executive. The awards under the Delphi Automotive Systems Performance Achievement Plan for the 1999-2001 plan period were determined and paid in early 2002.

Stock Ownership By Directors—We believe that a significant component of our directors’ compensation should be linked to our stock. For this reason, we pay to our non-employee directors half of the fees for serving as a director in common stock units. We also give our non-employee directors the option to receive all their fees in common stock units, as described in this proxy statement in the “The Board of Directors—Compensation of Directors” section. All of our non-employee directors have elected to receive all fees for the 2002 fiscal year in these common stock units, as they did in 2000 and 2001.

Chief Executive Officer Compensation

Base Salary—Mr. Battenberg did not receive an increase in base salary in 2001. Mr. Battenberg’s 2001 salary, as reported in the Summary Compensation Table, reflects the full year impact of the increase he received in 2000.

Annual Incentives—In early 2001 we established an individual award target for Mr. Battenberg in line with our overall compensation philosophy. At the end of the year we reviewed this award in relation to the established performance measures. Because Delphi did not achieve the minimum performance level, Mr. Battenberg was not granted an annual incentive award for 2001.

Stock Options—As part of Delphi’s continuing compensation review process, we compared the value of stock options granted to Mr. Battenberg against the value of options granted to chief executive officers of the benchmark companies. For 2001 we awarded him stock options for 1,000,000 shares of Delphi common stock as disclosed in the Summary Compensation Table.

Other Long-Term Incentives—We made a long-term target award to Mr. Battenberg under the Delphi Automotive Systems Performance Achievement Plan based on Delphi’s performance for the 1999-2001 performance period, which concluded at the end of 2001. The award was based on an aggressive three-year performance target established in early 1999, and Delphi’s performance exceeded the minimum level but was below the target. The Delphi Automotive Systems Performance Achievement Plan long-term target award for Mr. Battenberg for the 2001-2003 performance period is disclosed in the Long-Term Incentive Plan—Awards in Last Fiscal Year table appearing later in this section. We established the size of Mr. Battenberg’s target award consistent with the methodology discussed above. Mr. Battenberg’s award for the 2001-2003 performance period is denominated in cash.

Compensa	tion and Executive Development Committee

Vir	gis W. Colbert
Su	san A. McLaughlin
Th	omas H. Wyman (ex officio)

Summary Compensation Table

The table below shows compensation information for J. T. Battenberg III, who served as our chief executive officer in 2001, and our four next highest paid executive officers as of the end of 2001. The increases in compensation over that in 1999 were in recognition of such officers’ leadership of Delphi during its first full year as a stand-alone company and, in the case of the Executive Vice Presidents, their promotion to those positions effective January 1, 2000 and their correspondingly increased responsibilities. Mr. Battenberg did not receive an increase in base salary in 2001. Mr. Battenberg’s 2001 salary, as reported below, reflects the full year impact of the increase he received in 2000.

					Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Unit Awards ($)(2)	Securities Underlying Options (#)	Long-Term Incentive Payouts ($)(3)	All Other Compensation ($)(4)

J.T. Battenberg III	2001	1,450,000	0	99,496	0	1,000,000	1,281,600	31,005
Chairman, Chief	2000	1,387,500	2,600,000	80,677	0	650,000	1,764,978	68,276
Executive Officer	1999	1,208,333	2,200,000	n/a	4,080,000	532,637	2,135,000	48,838
and President

Donald L. Runkle	2001	800,000	0	93,586	0	304,257	566,633	8,865
Executive Vice	2000	800,000	1,170,000	77,399	0	184,874	658,622	34,997
President	1999	581,250	650,000	n/a	933,000	121,802	609,000	22,945

Alan S. Dawes	2001	700,000	0	n/a	0	295,811	522,133	7,758
Chief Financial Officer	2000	700,000	1,100,000	n/a	0	168,067	616,850	29,122
and Executive Vice	1999	506,250	635,000	n/a	933,000	121,802	609,000	20,977
President

Rodney O’Neal	2001	600,000	0	n/a	0	278,919	477,633	6,650
Executive Vice	2000	600,000	950,000	n/a	0	151,261	572,441	26,571
President	1999	426,667	660,000	n/a	933,000	121,802	581,000	15,169

David B. Wohleen	2001	550,000	0	n/a	0	278,919	477,633	6,095
Executive Vice	2000	550,000	890,000	n/a	0	151,261	544,863	24,254
President	1999	411,250	625,000	n/a	933,000	121,802	459,000	17,915

Notes

(1)	This amount includes benefits from the use of corporate transportation in 2001 ($92,691 for Mr. Battenberg and $87,581 for Mr. Runkle.)

(2)
Shows value of restricted stock units on the date of grant. Under Delphi’s “Founders’ Grant” program, restricted stock units vest pro rata over four years from the date of grant but no restricted stock units are delivered until four years from the date of grant. Restricted stock units earn dividend equivalents at the same rate as dividends paid to stockholders. In 2001, dividends in the form of additional restricted stock units were paid on the restricted stock units held by the named executive officers as follows: J.T. Battenberg III—4,985; Donald L. Runkle—1,140; Alan S. Dawes—1,140; Rodney O’Neal—1,140; and David B. Wohleen—1,140.

Listed below are the total number of shares represented by restricted stock units allocated to the named executive officers as of December 31, 2001, including dividend equivalents, and the market values of such shares (based on the closing price of our common stock on the New York Stock Exchange as of December 31, 2001).

Named Executive	Number of Shares	Market Value($)
J.T. Battenberg III	251,007	3,428,756
Donald L. Runkle	57,399	784,070
Alan S. Dawes	57,399	784,070
Rodney O’Neal	57,399	784,070
David B. Wohleen	57,399	784,070

(3)	Reflects long-term incentive payouts as follows:

•	Under the Delphi Automotive Systems Performance Achievement Plan: Performance Periods 1997-1999, 1997-2000, 1998-2000 and 1999-2001.

•	Dividend equivalents were paid on unvested shares.

(4)
Includes matching contributions by Delphi under the Savings-Stock Purchase Plan and the values of certain credits provided to the named executive officers under the Benefit Equalization Plan-Savings, which are shown together in the “Savings Plans” column in the table below for 2001, and the value of the insurance premium paid by Delphi with respect to the Delphi Executive Split-Dollar Endorsement Plan, a life insurance policy for the benefit of Mr. Battenberg, which is shown in the “Imputed Income” column in the table below for 2001. Under the Benefit Equalization Plan, Delphi provides benefits substantially equal to benefits that could not be provided under the Savings-Stock Purchase Plan because of limitations under the Internal Revenue Code.

Named Executive	Savings Plans	Imputed Income($)
J.T. Battenberg III	16,070	14,935
Donald L. Runkle	8,865	—
Alan S. Dawes	7,758	—
Rodney O’Neal	6,650	—
David B. Wohleen	6,095	—

Upon the death of Mr. Battenberg, Delphi would be reimbursed for its premiums paid on the Executive Split-Dollar Endorsement Plan.

Option Grants in Last Fiscal Year

The following table shows the stock options granted in 2001 to the executive officers named in the Summary Compensation Table. The Delphi Automotive Systems Stock Incentive Plan does not provide for stock appreciation rights.

Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh.)(2)	Expiration Date	Grant Date Present Value($)(3)

J.T. Battenberg III	1,000,000	4.56%	$11.88	1/2/11	4,370,000

Donald L. Runkle	304,257	1.39%	$11.88	1/2/11	1,329,603

Alan S. Dawes	295,811	1.35%	$11.88	1/2/11	1,292,694

Rodney O’Neal	278,919	1.27%	$11.88	1/2/11	1,218,876

David B. Wohleen	278,919	1.27%	$11.88	1/2/11	1,218,876

Notes

(1)	These options were granted on January 2, 2001 and include both non-qualified and incentive stock options. The option grants become exercisable as follows:

Name	Excercisable 1/2/02	Excercisable 1/2/03	Excercisable 1/2/04

J.T. Battenberg III	550,000	225,000	225,000

Donald L. Runkle	174,752	64,752	64,753

Alan S. Dawes	171,937	61,937	61,937

Rodney O’Neal	166,306	56,306	56,307

David B. Wohleen	166,306	56,306	56,307

The incentive stock options expire ten years from the date of grant and the non-qualified options expire two days later. If a grantee retires, becomes disabled, or dies, his or her pro-rated options continue to be exercisable up to the earlier of the normal expiration date or five years. In most other instances of employment termination, all rights end upon termination. Optionees are subject to certain conditions, including refraining from competitive activity after they retire from Delphi or otherwise cease employment with Delphi under circumstances in which they retain their options. Options generally cannot be transferred except through inheritance.

(2)	The exercise price of the stock options is the average of the high and low selling prices as reported in the Wall Street Journal on the grant date.

(3)
These values were determined based on the Black-Scholes option pricing model. Calculation of the Grant Date Present Value was based on the following assumptions: Exercise of an option in the fifth year after its grant, price volatility of 40.98%, a risk free rate of return of 4.75% and a dividend yield of 1.76%. No adjustments were made for non-transferability. Our use of this model does not necessarily mean that we believe that this model accurately determines the value of options. The ultimate value of the options in this table depends upon each holder’s individual investment decisions and the actual performance of Delphi’s common stock.

Aggregated Option Exercises in Last Fiscal Year and Option Values at Fiscal Year End

The following table shows information concerning the options exercised in 2001 by each of the executive officers named in the Summary Compensation Table and the value of options held by such executives at the end of 2001. No stock appreciation rights are held by any named executive officer.

Name	Delphi Shares Acquired on Exercise(#) Exercisable/ Unexercisable		Value Realized ($) Exercisable/ Unexercisable		Number of Securities Underlying Unexercised Options at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End($)(1) Exercisable/ Unexercisable

J.T. Battenberg III	0		0		1,272,521 /1,699,650	372,990 /1,780,000

Donald L. Runkle	0		0		261,495 / 488,405	68,233 / 541,577

Alan S. Dawes	42,435/0	(2)	328,460/0	(2)	410,251 / 468,754	582,310 / 526,544

Rodney O’Neal	0		0		242,961 / 440,658	110,143 / 496,476

David B. Wohleen	0		0		216,709 / 440,658	122,024 / 496,476

Notes

(1)
These year-end values represent the difference between the fair market value of Delphi’s common stock underlying options (based on the stock’s closing price on the New York Stock Exchange on December 31, 2001) and the exercise prices of the options. The closing price of Delphi’s common stock on the New York Stock Exchange on December 31, 2001 was $13.66. “In-the-money” means that the fair market value of the underlying stock is greater than the option’s exercise price on the valuation date.

(2)	Mr. Dawes exercised options prior to expiration in 2001 and 2002, increasing the number of Delphi shares directly held by him.

Long-Term Incentive Plan-Awards in Last Fiscal Year

The following table shows information on 2001 grants of incentive awards and restricted stock units to the executive officers named in the Summary Compensation Table. No restricted stock unit awards were made in 2001 to such officers.

			Estimated Future Payouts Under Non-Stock-Price-Based Plans(2)

Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)

J.T. Battenberg III	PAP n/a	PAP 2001-2003	732,000	1,830,000	3,660,000

Donald L. Runkle	PAP n/a	PAP 2001-2003	340,000	850,000	1,700,000

Alan S. Dawes	PAP n/a	PAP 2001-2003	320,000	800,000	1,600,000

Rodney O’Neal	PAP n/a	PAP 2001-2003	280,000	700,000	1,400,000

David B. Wohleen	PAP n/a	PAP 2001-2003	280,000	700,000	1,400,000

Notes

(1)	Incentive awards under the Delphi Automotive Systems Performance Achievement Plan are not currently denominated in shares, units or other rights.

(2)
Relates to payment of incentive awards under the Delphi Automotive Systems Performance Achievement Plan for performance during 2001 through 2003. If the threshold performance level is met or exceeded, the percentage of the incentive award that may be paid to participants will depend on the extent to which the established performance target for the three-year performance period is achieved, but will not exceed the maximum level. If the threshold performance level is not met, no awards will be paid.

Under the Delphi Automotive Systems Performance Achievement Plan, eligible employees may receive long-term incentive awards which are based on performance during a period that may be at least two years and not more than five years. The final amount of the award depends on whether the performance goals are achieved as well as on the employee’s individual performance.

Delphi’s Compensation and Executive Development Committee decides the dollar amount of a final award by determining how completely certain performance goals were achieved. Typically, these awards are granted each year, but they are not paid unless the performance goals are achieved over the three-year performance period. Performance goals for these awards reported in the table cover the 2001-2003 period and include the same performance measures for each of the named executive officers. The performance goals and the mechanics of receiving a final award are more fully discussed under “Compensation and Executive Development Committee Report on Executive Compensation—Long-Term Incentives” appearing earlier in this section.

Final awards made to the named executive officers under the Delphi Automotive Systems Performance Achievement Plan for the 1997-1999, 1997-2000, 1998-2000 and 1999-2001 performance periods are reported under the “Long-Term Incentive Payouts” column in the Summary Compensation Table.

Generally, an employee’s outstanding incentive awards are cancelled if the employee quits, is discharged or ceases employment with Delphi under similar circumstances, or engages in competitive activity after termination. An employee’s rights under any award are forfeited if an employee acts against Delphi’s interests.

The Compensation and Executive Development Committee selects the persons who receive the units and may establish performance goals for the restricted stock units.

Retirement Programs

The retirement program for our executives in the United States consists of two plans. One plan, the Delphi Retirement Program for Salaried Employees, is a qualified plan for purposes of the Internal Revenue Code. We also have a plan that is not considered a qualified plan under the Internal Revenue Code, the Supplemental Executive Retirement Program, which provides for an executive to receive a benefit equal to the greater of that calculated under a regular method (“Regular SERP Benefit”) or an alternative method (“Alternative SERP Benefit”), under circumstances described below. Generally, under the Delphi Retirement Program for Salaried Employees and the Supplemental Executive Retirement Program, an executive’s prior service with General Motors Corporation is taken into account when determining service with Delphi for purposes of the plans, so that time that the executive worked for General Motors Corporation is counted as if the executive worked for Delphi during that time.

The Delphi Retirement Program for Salaried Employees is a tax-qualified plan subject to the requirements of the Employee Retirement Income Security Act (“ERISA”). In general, the Delphi Retirement Program for Salaried Employees consists of “Part A” and “Part B” benefits. Part A of the Delphi Retirement Program for Salaried Employees provides benefits under a formula based on years of credited service and an applicable benefit rate. Part B of the Delphi Retirement Program for Salaried Employees provides benefits under a formula based on years of Part B credited service and upon the average of the highest five years of base salary received during the final ten years of service, subject to certain benefit limitations imposed by the Internal Revenue Code. In addition, under Part B, Delphi provides employees with an annual retirement benefit equal to the sum of 100% of the Part B contributions they made to the General Motors Retirement Program for Salaried Employees on or after October 1, 1979, or to the Delphi Retirement Program for Salaried Employees on or after January 1, 1999, and lesser percentages of their contributions made to the General Motors Retirement Program for Salaried Employees prior to October 1, 1979. If employees elect not to contribute to Part B of the Delphi

Retirement Program for Salaried Employees, they are entitled to receive the Part A benefits only. Benefits under the Delphi Retirement Program for Salaried Employees vest after five years of credited service and are payable at age 65 at the rate in effect as of the last day worked.

If an executive makes Part B contributions to the Delphi Retirement Program for Salaried Employees, the executive may also be eligible to receive a non-qualified Regular SERP Benefit. The sum of the Delphi Salaried Retirement Program’s benefits plus the Regular SERP Benefit will provide an eligible executive with the following total annual retirement benefits: 2% times years of Part B credited service times the last five years’ average annual base salary, minus the executive’s Delphi Salaried Retirement Program pension and Social Security benefits.

The table below shows the estimated total annual Delphi Retirement Program for Salaried Employees benefits (under Part A and Part B) plus the Regular SERP Benefit (assuming the executive qualifies). The chart gives an average annual base salary as of December 31, 2001. Such amount would be paid in 12 equal monthly installments per year to executives retiring in 2002 at age 65. If the executive elects to receive such benefits with a 65% survivor option, the amounts shown would generally be reduced from 5% to 11% depending upon the age differential between spouses.

Average Annual Base Salary(1)	Years of Part B Credited Service
	15	25	35	45
$250,000	$69,024	$115,040	$161,056	$207,072
490,000	141,024	235,040	329,056	423,072
730,000	213,024	355,040	497,056	639,072
970,000	285,024	475,040	665,056	855,072
1,210,000	357,024	595,040	833,056	1,071,072
1,450,000	429,024	715,040	1,001,056	1,287,072

(1)	Average annual base salary means the average of the highest five years of base salary paid during the final ten calendar years of service preceding an executive’s retirement.

The average annual base salary and the years of Part B credited service which may be considered in the Regular SERP Benefit calculation as of December 31, 2001 for each of the named executive officers are as follows: J.T. Battenberg III—$1,186,667—39 years; Donald L. Runkle—$606,167—33 years; Alan S. Dawes—$532,917—20 years; Rodney O’Neal—$441,550—29 years; and David B. Wohleen—$393,167—23 years. The annual base salary of each named executive officer for the most recent year(s) considered in the calculation reported here is shown in the “Salary” column of the Summary Compensation Table appearing earlier in this section.

Executives may be eligible to receive the Alternative SERP Benefit instead of the Regular SERP Benefit if they abide by certain agreements with Delphi, such as, for example, an agreement not to work for any competitor of Delphi or act in any manner contrary to the best interest of Delphi. If the executive makes such an agreement and qualifies for the Alternative SERP Benefit, he or she will receive the greater of the Regular SERP Benefit or the Alternative SERP Benefit. The sum of the Delphi Salaried Retirement Program’s benefits, plus the Alternative SERP Benefit, will provide an eligible executive with total annual retirement benefits equal to 1.5% times eligible years of Part B credited service up to a maximum of 35 years, times the executive’s average annual total direct compensation, minus 100% of the maximum annual Social Security benefit in the year of retirement payable to a person retiring at age 65 and the Delphi Salaried Retirement Program pension benefit.

The following table shows the estimated total annual Delphi Salaried Retirement Program benefits (under Part A and Part B) plus the Alternative SERP Benefit (assuming the executive qualifies). The figures are based upon average annual compensation as of December 31, 2001. Delphi would pay the benefit in 12 equal monthly installments per year to executives retiring in 2002 at age 65. If the executive elects to receive such benefits with a 65% survivor option, the amounts shown would generally be reduced from 5% to 11%, depending upon the age differential between spouses.

Average Annual Total Direct Compensation(1)	Eligible Years of Part B Credited Service
	15	20	25	30	35
$380,000	$65,580	$94,080	$122,580	$151,080	$179,580
1,120,000	232,080	316,080	400,080	484,080	568,080
1,860,000	398,580	538,080	677,580	817,080	956,580
2,600,000	565,080	760,080	955,080	1,150,080	1,345,080
3,340,000	731,580	982,080	1,232,580	1,483,080	1,733,580
4,090,000	900,330	1,207,080	1,513,830	1,820,580	2,127,330

(1)
Average annual total direct compensation means the sum of the average annual base salary and the average of the highest five annual incentive awards earned in respect of the final ten calendar years of service preceding an executive’s retirement.

The average annual total direct compensation and the eligible years of Part B credited service which may be considered in the Alternative SERP calculation as of December 31, 2001 for each of the named executive officers is as follows: J.T. Battenberg III—$2,525,667—39 years; Donald L. Runkle—$1,127,167—33 years; Alan S. Dawes—$1,014,317—20 years; Rodney O’Neal—$887,350—29 years; and David B. Wohleen—$793,167—23 years. The annual total direct compensation of each named executive officer for the most recent year(s) considered in the calculation reported here is reported in the “Salary” and “Bonus” columns of the Summary Compensation Table appearing earlier in this section.

The Regular SERP Benefit and the Alternative SERP Benefit can be reduced or eliminated for both retirees and active employees by Delphi’s Compensation and Executive Development Committee.

Change In Control Agreements

In early 2000, Delphi entered into updated change in control agreements with its officers, whom we refer to here as participants, including each of the executives named in the Summary Compensation Table. The change in control agreements provide certain benefits to each participant upon the occurrence of a change in control of Delphi and additional benefits if the employment of a participant is terminated for certain reasons after a change in control.

A change in control is defined in the change in control agreements as: (i) The acquisition by any person, other than Delphi or any subsidiary of Delphi, of beneficial ownership of 25 percent or more of the outstanding common stock or of common stock carrying votes sufficient to elect a majority of the directors of the company; (ii) members of the company’s board of directors who constitute the entire board as of the date of a participant’s change in control agreement, together with any new directors whose election to the board was approved by at least two-thirds of the directors then in office who had been directors as of the date of the participant’s change in control agreement, cease to constitute a majority of the board; (iii) certain mergers, consolidations and other reorganizations of Delphi in which Delphi is not the surviving corporation; (iv) any sale, lease, exchange or other transfer of 50% or more of the assets of Delphi; or (v) a liquidation or dissolution of Delphi.

Upon the occurrence of a change in control, a participant is entitled to the following payments and benefits:

•	all of the participant’s unvested options will vest and become immediately exercisable in accordance with their terms;

•
all of the participant’s unvested restricted stock units will vest and the company will deliver to the participant stock certificates and/or, at the participant’s option, cash in an amount equal to the value of the restricted stock units;

•
all of the participant’s target awards, calculated based on the greater of 150% of the initial awards or 150% of the forecasted payout level at the time of the change in control, will be fully “funded” by the company contributing amounts equal to such awards to a “rabbi trust” and will thereafter be paid to the participant at the times contemplated by the plans under which the awards were made;

•
any compensation previously deferred at the election of the participant, together with accrued interest or earnings, will be “funded” by the company contributing amounts equal to such deferrals and accrued interest or earnings to a rabbi trust, which amounts will be paid to the participant as previously directed by the participant;

•
the company will contribute to a rabbi trust an amount equal to the present value of the Regular SERP Benefit or the Alternative SERP Benefit, which amount will be paid to the participant under the terms of the Supplemental Executive Retirement Program at the same time as his or her benefits under the Delphi Salaried Retirement Program are paid to him or her; if the participant does not become vested in his or her retirement benefit under the Delphi Salaried Retirement Program, then the present value of the Regular SERP Benefit or the present value of the Alternative SERP Benefit will be paid to the participant within 30 days after his or her separation from service with the company; solely for purposes of calculating the Regular SERP Benefit and/or the Alternative SERP Benefit, the participant’s benefit under the Delphi Salaried Retirement Program will be calculated with additional year(s) of service equal to the multiplier (1, 2 or 3) described below and with the additional compensation paid as a result of such multiplier;

•
a participant will be deemed fully vested in his or her benefit under any tax-qualified defined benefit plans of the company so that if he or she separates from service with the company before actually becoming vested in such benefits, the company will pay him or her an amount equal to the present value of his or her accrued benefits under such plans;

•
a participant will be deemed fully vested in his or her benefit under any tax-qualified defined contribution plans of the company so that if he or she separates from service with the company before actually becoming vested in such benefits, the company will pay him or her an amount equal to the excess of his or her account balance under such plans over the vested account balance.

Additional payments and benefits are payable to a participant who ceases to be employed by the company during the three years following a change in control under any of the following circumstances:

•
the company terminates the participant’s employment other than “for cause,” i.e., for any reason other than the participant’s willful failure to perform substantially his or her duties or the conviction of the participant for a felony;

•
the participant terminates his or her employment if, without his or her consent, (i) his or her salary and other compensation or benefits are reduced for reasons unrelated to the company’s or the participant’s performance, (ii) his or her responsibilities are negatively and materially changed, (iii) he or she must relocate his or her work location or residence more than 25 miles from its location as of the date of the change in control or (iv) the company fails to offer him or her a comparable position after the change in control;

•	during the one-month period following the first anniversary of the change in control, the participant ceases to be employed by the company for any reason other than for cause.

The	additional payments and benefits payable in the circumstances described above are:

•
payment in cash of (i) the participant’s annual base salary through the termination date for work performed for which the participant has not yet been paid, together with accrued vacation pay and (ii) a multiple (either 1, 2 or 3) of the greater of (x) the participant’s annual base salary plus his or her target bonus, each for the year in which the change in control occurs, and (y) the participant’s annual base salary plus his or her target bonus, each for the year in which his or her employment is terminated;

•	continuation by the company of the participant’s health and life insurance coverage for 36 months after the termination date;

•	reimbursement from the company of up to $50,000 for expenses related to outplacement services;

•
continued use of the participant’s company car and/or any applicable car allowance for one year after the termination date, plus payment by the company of any amounts necessary to offset any taxes incurred by the participant by reason of the company’s car-related payments;

•
provision by the company of investment advisory services comparable to those services available to the participant as of the date of his or her change in control agreement, for two years after the termination date; and

•
payment by the company of the participant’s legal fees resulting from any dispute resolution process entered into to enforce his or her change in control agreement, plus payment by the company of the gross-up amount necessary to offset any taxes incurred by the participant by reason of such payments by the company.

If a participant voluntarily terminates employment during the term of his or her change in control agreement, other than in any of the negative situations imposed without his or her consent described above and other than during the one-month period after the first anniversary of the change in control also described above, the participant’s change in control agreement will terminate and the company’s only obligation will be to pay the participant’s annual base salary through the termination date for work performed for which the participant has not yet been paid and any previously deferred compensation. Upon the termination of a participant’s employment due to his or her death or incapacity (other than during the one-month period after the first anniversary of the change in control described above), his or her change in control agreement will terminate and the company’s only obligation will be to pay the participant’s annual base salary through the termination date, any accrued vacation pay and any previously deferred compensation.

A participant is also entitled to receive a payment by the company to offset any excise tax under the excess parachute payment provisions of section 4999 of the Internal Revenue Code that has been levied against the participant for payments that the company has made to, or for the benefit of, him or her (whether or not such payments are made pursuant to the participant’s change in control agreement). The payment by the company will be “grossed up” so that after the participant pays all taxes (including any interest or penalties with respect to such taxes) on the payment, the participant will retain an amount of the payment equal to the excise tax imposed.

The change in control agreements place certain restrictions on the ability of a participant whose employment with the company has terminated to disclose any confidential information, knowledge or data about the company or its business. Also, the terms of any noncompetition agreement between a participant and the company (including the noncompetition provisions contained in the Supplemental Executive Retirement Program as it relates to payment of the Alternative SERP Benefit and in various benefit plans) will cease to apply to a participant if, and on the date that, the participant’s employment with the company is terminated for any reason after a change in control.

Stock Performance Graph

The graph below provides an indicator of Delphi’s cumulative total stockholder return as compared with the Standard & Poor’s 500 Stock Index and with a peer group index that Delphi has constructed. The peer group is composed of Dana Corporation, Federal-Mogul Corporation, Johnson Controls, Inc., Lear Corporation, Magna International Inc. and Visteon Corporation. Delphi changed its peer group in 2001 to include Visteon Corporation.

The graph assumes an initial investment of $100 and reinvestment of quarterly dividends.

The graph covers a period of time beginning February 5, 1999, when Delphi’s common stock first traded on the New York Stock Exchange, through December 31, 2001.

DESCRIPTION	STARTING BASIS February 5, 1999	December 31, 1999	December 31, 2000	December 31, 2001

DELPHI AUTOMOTIVE SYSTEMS CORPORATION	$100.00	$93.82	$68.37	$84.71

S & P 500	$100.00	116.66	106.04	93.44

OLD PEER GROUP	$100.00	71.64	53.42	76.29

NEW PEER GROUP	$100.00	71.64	53.42	75.69

Stockholder Proposals

Any stockholder proposal intended for inclusion in the proxy material for the 2003 annual meeting must be received by our secretary at our World Headquarters no later than November 15, 2002. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must still comply with the procedural requirements in Delphi’s bylaws. Accordingly, written notice must be sent to the secretary of Delphi not less than 90 or more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2003 annual meeting, written notice must be delivered between the close of business on January 1, 2003 and the close of business on January 31, 2003. If the date of the annual meeting, however, is not within 30 days before or 60 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which Delphi first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our secretary at our World Headquarters.

Any stockholder suggestions for director nominations must also be submitted by the dates by which other stockholder proposals are required to be submitted.

Annual Report and Other Matters

Delphi’s 2001 Annual Report, including consolidated financial statements, is being mailed to you with this proxy statement. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at Delphi Automotive Systems Corporation World Headquarters, 5725 Delphi Drive, Troy, Michigan 48098 for ten days before the meeting.

We will provide any stockholder, at no charge, with a copy of our Annual Report on Form 10-K for 2001 including financial statements, financial statement schedules and other exhibits. All that a stockholder has to do is write to our secretary at 5725 Delphi Drive, Troy, Michigan 48098.

Expenses of Solicitation

The cost of soliciting proxies in the accompanying form will be paid by Delphi. Delphi will solicit proxies by mail and may also solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of Delphi. Delphi has retained Morrow & Co., Inc. to assist it in soliciting proxies at an estimated cost of $20,000, plus reasonable out-of-pocket expenses. Delphi may also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxies and proxy materials to beneficial owners of Delphi common stock and for obtaining their instructions.

March 15, 2002

Dia	ne L. Kaye
Sec	retary

How to Attend the Annual Meeting

Whether you hold Delphi common stock of record or through a broker, if you plan to attend the annual meeting in Rochester, New York, please check the box on your proxy card indicating your intention to do so. A map to the meeting location is on the back of the proxy card. You and one guest may attend the meeting. Please be prepared to show evidence of ownership of Delphi Automotive Systems Corporation common stock (such as a statement of holdings or a dividend check stub) at the meeting.

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

4103-PS-2002

DELPHI AUTOMOTIVE SYSTEMS CORPORATION
5725 Delphi Drive
Troy, Michigan 48098
March 15, 2002

TO OUR STOCKHOLDERS:

Our 2002 annual meeting of stockholders will be held at the Hyatt Regency Rochester, 125 East Main Street, Rochester, New York 14604, on May 1, 2002. This is our third annual meeting since we became an independent company in 1999.

The annual meeting will begin promptly at 8:00 a.m., local time. If you plan to attend the meeting, please check the box on your proxy card indicating your intention to do so.

Please read these materials so that you will know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the enclosed postage-paid envelope or instruct us via the Internet or by telephone as to how you would like to vote your shares. By doing this, your shares will be voted as you direct even if you cannot attend the meeting. Instructions on how to vote your shares are on the proxy card enclosed with this proxy statement. Stockholders may also obtain the notice of annual meeting and the proxy statement at Delphi's home page on the World Wide Web (www.delphi.com). Those of our stockholders who have consented to receiving these materials electronically rather than receiving paper copies in the mail will receive only a copy of the notice of annual meeting and the proxy card by mail.

J. T. Battenberg III
Chairman, Chief Executive Officer and President

Whether or not you plan to attend the meeting, please provide your proxy by using the Internet, calling the toll free telephone number, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

From airport:
Take 390 North to 490 East. Take exit #13, Plymouth Ave./Downtown West. Turn right on Plymouth Ave. Turn left on Main St. Hotel is  1/2 block past the fourth light on right.

From the south:
Take 390 North to 590 North to 490 West. Take exit #16, Downtown-Clinton Ave. Stay to the left on Clinton Ave. Turn left on Broad St. Turn right on Stone St. Turn left on Main St. Hotel is  1/2 block on left.

From the west (Buffalo)
Take 90 East to Exit #47 (LeRoy, I-490). Pay toll. Take 490 East approximately 20 miles, to Exit #13, Plymouth Ave. West. Turn right at light on Plymouth Ave. Turn left on Main St. Hotel is  1/2 block past fourth light on right.

From the east (Syracuse)
Take 90 West to Exit #45 (Rochester, I-490). Pay toll. Take 490 West approximately 15 miles, to Exit #16, Downtown-Clinton Ave. Stay to the left on Clinton Ave. Turn left on Broad St. Turn right on Stone St. Turn left on Main St. Hotel is  1/2 block on left.

TO CAST YOUR VOTE BY INTERNET OR PHONE SEE REVERSE SIDE

DELPHI AUTOMOTIVE SYSTEMS CORPORATION
PROXY/VOTING INSTRUCTION CARD

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

Hyatt Regency Rochester
125 East Main Street
Rochester, New York 14604
WEDNESDAY, MAY 1, 2002, 8:00 A.M. LOCAL TIME

The undersigned authorizes J.T. Battenberg III and Thomas H. Wyman, and each of them, with full power of substitution, as proxies of the undersigned, to vote the COMMON STOCK of the undersigned upon the nominees for Director (Robert H. Brust, Alan S. Dawes, and Donald L. Runkle), upon the other items shown on the reverse side, which are described on pages 4 through 15 of the Proxy Statement, and upon all other matters which may properly come before the 2002 Annual Meeting of Stockholders of Delphi Automotive Systems Corporation, or any adjournment thereof.

This card also provides voting instructions for shares held in the various employee savings plans of Delphi and its subsidiaries and certain other employee savings plans as described in the Proxy Statement. IF YOUR REGISTRATIONS ARE NOT IDENTICAL, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE VOTE ALL CARDS YOU RECEIVE.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2, AND “AGAINST” ITEMS 3, 4, 5, 6 AND 7.

Please mark, date and sign this proxy as name(s) appears on the reverse side, and return it promptly, whether or not you plan to attend the annual meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the annual meeting and decide to vote by ballot, such vote will supersede this proxy.

DELPHI AUTOMOTIVE SYSTEMS
C/O BANK OF NEW YORK
P.O. BOX 11002
NEW YORK, NY 10286-1002

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Delphi Automotive Systems, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU ARE VOTING BY INTERNET OR TELEPHONE, PLEASE DO NOT MAIL YOUR PROXY CARD.

Thank you for voting!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
DELPHI          KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELPHI AUTOMOTIVE SYSTEMS

This proxy/voting instruction card will be voted
“FOR’’ Items 1 and 2, if no choice is specified.

1.	Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below
	(01) Robert H. Brust (02) Alan S. Dawes (03) Donald L. Runkle	☐	☐	☐	______________________________________________

Vote On Proposals		For	Against	Abstain

2.	Ratify selection of independent accountants

This Proxy/voting instruction card will be voted “AGAINST” Items 3, 4, 5, 6 and 7, if no choice is specified.		☐	☐	☐

3.	Stockholder proposal relating to the redemption of Delphi’s stockholder rights plan	☐	☐	☐

4.	Stockholder proposal relating to the annual election of directors	☐	☐	☐

5.	Stockholder proposal relating to adoption of code for Delphi’s international operations	☐	☐	☐

6.	Stockholder proposal relating to confidential voting	☐	☐	☐

7.	Stockholder proposal relating to fees paid to Delphi’s outside auditing firm	☐	☐	☐

Please check here if you plan to attend the annual meeting. ☐

_____________________________________________	_____________________________________________
Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date